Exhibit 99.1

PRESS RELEASE

Lake Shore Bancorp, Inc. Declares Increased Quarterly Dividend and Reports Results for the Third Quarter 2007

Dunkirk, NY – October 23, 2007 –

Lake Shore Bancorp, Inc. ( the “Company”) (NASDAQ Global Market: LSBK), the holding company for Lake Shore Savings Bank (the “Bank”), reported net income of $542,000 for the quarter ended September 30, 2007 compared to net income of $580,000 for the quarter ended September 30, 2006. Earnings per share remained steady at $0.09 for the quarters ended September 30, 2007 and 2006.

The Company also announced that its Board of Directors declared an increased quarterly cash dividend of $0.04 per share on its outstanding common stock. “The quarterly dividend was increased by $0.01 per share to provide our shareholders increased value in their investment with our company”, stated David C. Mancuso, President and Chief Executive Officer. The dividend is payable on November 16, 2007 to shareholders of record as of November 2, 2007. The Company is the majority-owned subsidiary of Lake Shore, MHC, a federal mutual holding company which owns 56% of its outstanding shares. Lake Shore, MHC has filed a regulatory notice of its intent to waive dividends paid on the shares of the Company it owns.

Net interest income remained steady at $2.5 million for the quarters ended September 30, 2007 and 2006. Net interest spread and the net interest margin were 2.53% and 3.05%, respectively, for the quarter ended September 30, 2007 compared to 2.68% and 3.13% for the quarter ended September 30, 2006. The decrease in the net interest spread and the net interest margin can be attributed to increased average yield paid on interest-bearing deposits from 2.68% for the quarter ended September 30, 2006 to 3.08% for the quarter ending September 30, 2007. Furthermore, the average yield paid on borrowings increased from 4.21% for the three months ending September 30, 2006 to 4.53% for the three months ending September 30, 2007. The decrease in the net interest spread and net interest margin were partially offset by an increase in interest income on loans during the current quarter in comparison to the same quarter in the prior year. The average balance of our loan portfolio increased $7.0 million from $205.4 million for the quarter ended September 30, 2006 to $212.4 million for the quarter ended September 30, 2007. The average yield on our loan portfolio increased from 6.31% to 6.63% for the quarters ended September 30, 2006 and 2007, respectively.

Non-interest income was $530,000 for the quarter ended September 30, 2007 compared to $487,000 for the same period in 2006. The additional income was mainly due to increased earnings on bank owned life insurance, resulting from the purchase of an additional $3.8 million of bank owned life insurance during the fourth quarter of 2006 to fund supplemental employee retirement plans.

Non-interest expense increased by $193,000, or 9.2%, from $2.1 million for the quarter ended September 30, 2006 to $2.3 million for the quarter ended September 30, 2007. Salaries and employee benefits increased by $95,000, or 8.6%, due to an additional $99,000 in expenses for stock-based incentive plans that were implemented after being approved by shareholders in October 2006.

Professional service expenditures increased by $49,000, or 18.1%, primarily due to consultant fees for a fee income enhancement project. Data processing expenses increased by $24,000 this quarter due to increased expenses relating to electronic transaction processing as a result of adding two new off-site ATMs to our network in 2007 and due to increased use of debit cards by our customers. Advertising expense increased by $15,000 during the current quarter, in comparison to the same quarter last year, due to targeted efforts to reach additional customers in our market area via television.

Net income for the nine month period ended September 30, 2007 was $1.1 million compared to $1.4 million for the nine month period ended September 30, 2006. Earnings per share for the nine month period ended September 30, 2007 was $0.19 in comparison to $0.23 for the same period in the prior year.

Net interest income decreased by $493,000, or 6.6%, to $6.9 million for the nine months ended September 30, 2007 from $7.4 million for the same period last year. Net interest spread and the net interest margin were 2.36% and 2.86%, respectively, for the nine months ended September 30, 2007 compared to 2.66% and 3.03% for the nine months ended September 30, 2006. This decrease is primarily attributed to increased interest paid on our deposit accounts in comparison to the prior year, as a result of the competitive interest rate market in Western New York.

Non-interest income was $1.5 million for the nine months ended September 30, 2007 compared to $1.3 million for the same period in 2006. The additional income was mainly due to increased earnings on bank owned life insurance.

Non-interest expense was $6.9 million for the nine months ended September 30, 2007 compared to $6.5 million for the same period in 2006. Salaries and employee benefits increased by $226,000, or 6.5%, due to $301,000 in additional expenses for stock-based incentive plans. Professional service expenditures increased by $232,000, or 33.5%, mainly due to consultant fees for a fee income enhancement project and additional expenses associated with being a public company.

Total assets were $356.4 million at September 30, 2007 compared to $354.2 million at December 31, 2006. Our loan portfolio increased by $11.1 million during 2007 due to new loan closings for one-to-four family homes and commercial real estate. Total liabilities increased $2.6 million from $300.5 million at December 31, 2006 to $303.1 million at September 30, 2007. The increase is primarily due to a $13.5 million increase in borrowings, partially offset by a $9.5 million decrease in total deposits. The bank increased its borrowings to fund the $11.1 million increase in our loan portfolio. The decrease in deposits may be attributed to the competitive interest rates being offered on time deposits by other banks, credit unions, mutual funds and financial service groups in our market area and our unwillingness to pay premium rates that will increase our interest expense beyond interest rates that we can obtain when we invest deposit funds in the marketplace. Total equity was $53.3 million at September 30, 2007 compared to $53.7 million at December 31, 2006. The decrease in equity was primarily attributable to the repurchase of $1.9 million of common stock during the second quarter of 2007, offset by year to date earnings of $1.1 million.

“We believe the Federal Reserve’s recent decision to lower rates along with the increase in our loan closings will help to ease pressure on our net interest margin,” stated David C. Mancuso, President and Chief Executive Officer. “Our loan quality remains strong and we are not affected by sub-prime loan issues. The credit risk in our loan portfolio remains low due to the quality of the collateral on our one-to-four family loans and commercial real estate loans. We continue to monitor our expenses and look for ways to increase our non-interest income.”

Lake Shore Bancorp is the parent company of Lake Shore Savings Bank, a community-oriented financial institution operating eight full-service branch locations in western New York offering a broad array of retail and commercial lending and deposit services. Traded on the NASDAQ Global Market as LSBK, Lake Shore Bancorp can also be found on the web at www.lakeshoresavings.com.

This release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on current expectations, estimates and projections about the Company’s and the Bank’s industry, and management’s beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company and Bank undertake no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.

Lake Shore Bancorp

Selected Financial Information

SELECTED FINANCIAL CONDITION DATA

	September 30, 2007	December 31, 2006
	(Unaudited)
	(Dollars In Thousands)
Total assets	$356,371	$354,237
Cash and cash equivalents	8,030	18,682
Securities available for sale	108,898	108,016
Loans receivable, net	216,739	205,677
Deposits	240,181	249,637
Short-term borrowings	27,502	10,605
Long-term debt	29,360	32,750
Equity	53,287	53,747

STATEMENTS OF INCOME

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006*	2007	2006*
	(Unaudited)		(Unaudited)
	(In Thousands)		(In Thousands)
Total Interest Income	$4,777	$4,545	$13,700	$13,323
Total Interest Expense	2,296	2,014	6,765	5,894

Net Interest Income	2,481	2,531	6,935	7,429

Provision for Loan Losses	—	45	45	56

Net interest income after provision for loan losses	2,481	2,486	6,890	7,373
Non-interest income	530	487	1,491	1,316
Non-interest expense	2,287	2,094	6,923	6,531

Income before income taxes	724	879	1,458	2,158
Income tax	182	299	315	716

Net income	$542	$580	$1,143	1,442

Basic earnings per common share	$0.09	$0.09	$0.19	$0.23
Diluted earnings per common share	$0.09	$0.09	$0.19	$0.23
Dividends declared per share	$0.03	$—	$0.09	$—

*	The earnings per share for the three and nine months ended September 30, 2006 is calculated for the period after the Company’s initial public offering closed and stock issued on April 3, 2006. The Company had no dilutive securities during the period ending September 30, 2006.

SELECTED FINANCIAL RATIOS:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Return on average assets	0.62%	0.55%	0.44%	0.67%
Return on average equity	4.12%	4.61%	2.85%	4.31%
Average interest-earning assets to average interest-bearing liabilities	118.61%	115.80%	117.89%	119.28%
Interest rate spread	2.53%	2.66%	2.36%	2.68%
Net interest margin	3.05%	3.03%	2.86%	3.13%

Media Contact –

Rachel A. Foley, CFO

Lake Shore Bancorp, Inc.

(716) 366-4070